Exhibit 99.1

Contacts:	Brent Anderson, VP Investor Relations
(972) 580-6360 (office)
investors@meritagehomes.com

Meritage Homes reports first quarter 2016 diluted EPS of $0.50, a 28% increase in net earnings, with a 15% increase in home closing revenue and a 21% increase in ending backlog value

SCOTTSDALE, Ariz., April 28, 2016 - Meritage Homes Corporation (NYSE: MTH), a leading U.S. homebuilder, announced today first quarter results for the period ended March 31, 2016.

Summary Operating Results (unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended March 31,
	2016	2015	%Chg
Homes closed (units)	1,488	1,335	11%
Home closing revenue	$595,617	$517,273	15%
Average sales price - closings	$400	$387	3%
Home orders (units)	1,987	1,979	0%
Home order value	$804,600	$782,812	3%
Average sales price - orders	$405	$396	2%
Ending backlog (units)	3,191	2,758	16%
Ending backlog value	$1,346,664	$1,111,991	21%
Average sales price - backlog	$422	$403	5%
Net earnings	$20,969	$16,400	28%
Diluted EPS	$0.50	$0.40	25%

MANAGEMENT COMMENTS
“We were pleased with our results for the first quarter, including first quarter net earnings growth of 28%, which reflected an 11% increase in home closings, a 15% increase in home closing revenue, improved overhead leverage and tax credits earned for our energy efficient homes,” said Steven J. Hilton, chairman and chief executive officer of Meritage Homes. “Based on our first quarter closings volume, we are confident we’ll achieve our projected 7,000-7,500 total closings in 2016, driving substantial revenue and earnings growth for the year.
“The housing market has remained healthy and we continue to experience solid demand overall,” said Mr. Hilton. “Orders of 1,987 homes in the first quarter of 2016 were in line with last year’s first quarter due to the early sell-out of some very successful communities, a slower sales pace in Houston and an intentional metering of order flow in northern California and Colorado.
“Our East region delivered 10% order growth over the first quarter of 2015, as we continue to expand and develop that region. We also grew our total orders in Texas by 6%, despite rising home prices in most Texas markets and the impact of weak energy prices on the Houston market. First quarter orders in the West region were down 11% from last year, as demand eased after a year of strong growth in 2015, though our West region sales pace remained the highest in the company.
“We are still facing the challenges of high land and labor costs, although the rate of inflation has slowed,” Mr. Hilton explained, “Part of our strategy to address those challenges is to develop communities with higher densities at lower price points, which we are doing across many of our markets, targeting the same or better net margins.
He continued, “Based on the demand we are experiencing on the ground and in line with our market research, we continue to invest in new communities, putting approximately 2,400 new lots under control during the first quarter and ending the quarter with approximately 28,400 total lots owned or controlled.”
Mr. Hilton concluded, “Considering our increased home closing revenue during our first quarter and a 21% higher ending backlog value at the end of the quarter, we are confident that we’ll achieve revenue and earnings growth in 2016, despite the margin compression we’ve experienced over the last year. We were pleased that Moody’s Investors Service recently upgraded their corporate ratings for Meritage Homes’ notes due to positive momentum in our financial performance over the past several quarters.”

FIRST QUARTER RESULTS

•
Net earnings of $21.0 million ($0.50 per diluted share) for the first quarter of 2016, compared to prior year net earnings of $16.4 million ($0.40 per diluted share), primarily reflects higher home closing revenues, greater overhead leverage and the benefit of energy tax credits that reduced the company’s effective tax rate.

•
Home closing revenue increased 15% due to an 11% increase in home closings combined with a 3% increase in average price over the prior year period. The West region (California, Colorado and Arizona) led with a 26% increase in home closing revenue over the first quarter of 2015, followed by 11% growth in the East region (Florida, Georgia, the Carolinas and Tennessee) and 5% in the Central region (Texas).

•
Home closing gross margin was 17.4% for the first quarter of 2016 compared to 18.5% in the first quarter of 2015, primarily reflecting higher land and labor costs, as well as a high volume of closings from a limited number of under-performing communities within Arizona and southern California, where management is strategically working through its remaining inventory.

•
Commissions and other sales costs totaled 7.8% of home closing revenue in the first quarter of 2016, compared to 8.0% in the first quarter of 2015, reflecting greater leverage of non-commission selling expenses.

•
General and administrative expenses for the first quarter of 2016 also benefited from improved leverage on higher revenue, and decreased 70 basis points to 5.0% of total closing revenue in 2016, compared to 5.7% in 2015.

•
First quarter effective tax rate declined to 27% in 2016 from 35% in the first quarter of 2015 and management’s projected 32% for the full year, due to energy tax credits captured on energy-efficient homes closed in prior periods. The lower than expected tax rate had a net impact of approximately $0.03 per diluted share.

•
First quarter 2016 orders for homes were consistent with 2015 and total order value increased 3% year over year. The total value of homes ordered increased 17% in Texas and 7% in the East, partially offset by a 7% decline in the West. The largest increases outside of Texas came from Georgia, with a 45% increase in total order value, North Carolina, with a 25% increase and South Carolina, with a 16% increase in total order value, while Florida and California were off by 15% from the first quarter of 2015 due to successful early closeouts of high-absorption communities.

•
Total active community count was 243 at March 31, 2016, a 6% increase over the 229 reported as of March 31, 2015. Average orders per community were 8.0 for the first quarter of 2016, compared to 8.6 in 2015.

BALANCE SHEET

•
Cash and cash equivalents at March 31, 2016, totaled $172.2 million, compared to $262.2 million at December 31, 2015, primarily reflecting investments in real estate to replace lots and position the company for future growth.

•	Real estate assets increased by $120.9 million for the first quarter, ending at $2.22 billion at March 31, 2016, compared to $2.10 billion at December 31, 2015.

•	Meritage ended the first quarter of 2016 with approximately 28,400 total lots under control, compared to approximately 29,300 total lots at March 31, 2015 and 27,800 at year-end 2015.

•
Net debt-to-capital ratio at March 31, 2016 was 42.4%, compared to 40.4% at December 31, 2015, due to the use of cash for land and development, and a growing inventory of homes under construction during the first quarter of 2016.

CONFERENCE CALL
Management will host a conference call today to discuss the Company's results at 10:30 a.m. Eastern Time (7:30 a.m. Arizona Time). The call will be webcast with an accompanying slideshow available on the "Investor Relations" page of the Company's web site at http://investors.meritagehomes.com. Telephone participants may avoid any delays by pre-registering for the call using the following link to receive a special dial-in number and PIN.
Conference Call registration link: http://dpregister.com/10083245.
Telephone participants who are unable to pre-register may dial in to 866-226-4948 on the day of the call. International dial-in number is 1-412-902-4125 or 1-855-669-9657 for Canada.
A replay of the call will be available until May 12, 2016, beginning at approximately 12:30 p.m. ET on April 28 on the website noted above, or by dialing 877-344-7529, 1-412-317-0088 for international or 1-855-669-9658 for Canada, and referencing conference number 10083245.

Meritage Homes Corporation and Subsidiaries
Consolidated Income Statements
(Unaudited)
(In thousands, except per share data)

	Three Months Ended March 31,
	2016	2015
Homebuilding:
Home closing revenue	$595,617	$517,273
Land closing revenue	2,149	1,439
Total closing revenue	597,766	518,712
Cost of home closings	(492,270)	(421,786)
Cost of land closings	(1,700)	(1,285)
Total cost of closings	(493,970)	(423,071)
Home closing gross profit	103,347	95,487
Land closing gross profit	449	154
Total closing gross profit	103,796	95,641
Financial Services:
Revenue	2,500	2,535
Expense	(1,246)	(1,299)
Earnings from financial services unconsolidated entities and other, net	2,792	2,544
Financial services profit	4,046	3,780
Commissions and other sales costs	(46,177)	(41,612)
General and administrative expenses	(29,618)	(29,650)
Loss from other unconsolidated entities, net	(157)	(123)
Interest expense	(3,288)	(3,154)
Other income/(loss), net	283	415
Earnings before income taxes	28,885	25,297
Provision for income taxes	(7,916)	(8,897)
Net earnings	$20,969	$16,400

Earnings per share:
Basic
Earnings per share	$0.53	$0.42
Weighted average shares outstanding	39,839	39,390
Diluted
Earnings per share	$0.50	$0.40
Weighted average shares outstanding	42,363	41,948

Meritage Homes Corporation and Subsidiaries
Consolidated Balance Sheets
(In thousands)
(unaudited)

	March 31, 2016	December 31, 2015
Assets:
Cash and cash equivalents	$172,175	$262,208
Other receivables	60,491	57,296
Real estate (1)	2,219,169	2,098,302
Deposits on real estate under option or contract	91,991	87,839
Investments in unconsolidated entities	10,592	11,370
Property and equipment, net	34,544	33,970
Deferred tax asset	58,989	59,147
Prepaids, other assets and goodwill	66,562	69,645
Total assets	$2,714,513	$2,679,777
Liabilities:
Accounts payable	$122,289	$106,440
Accrued liabilities	145,883	161,163
Home sale deposits	42,639	36,197
Loans payable and other borrowings	25,734	23,867
Senior and convertible senior notes, net	1,093,659	1,093,173
Total liabilities	1,430,204	1,420,840
Stockholders' Equity:
Preferred stock	—	—
Common stock	400	397
Additional paid-in capital	563,892	559,492
Retained earnings	720,017	699,048
Total stockholders’ equity	1,284,309	1,258,937
Total liabilities and stockholders’ equity	$2,714,513	$2,679,777
(1) Real estate – Allocated costs:
Homes under contract under construction	$580,194	$456,138
Unsold homes, completed and under construction	269,353	307,425
Model homes	138,109	138,546
Finished home sites and home sites under development	1,231,513	1,196,193
Total real estate	$2,219,169	$2,098,302

Supplemental Information and Non-GAAP Financial Disclosures (Dollars in thousands – unaudited):

	Three Months Ended March 31,
	2016	2015
Depreciation and amortization	$3,402	$3,211

Summary of Capitalized Interest:
Capitalized interest, beginning of period	$61,202	$54,060
Interest incurred	17,559	15,282
Interest expensed	(3,288)	(3,154)
Interest amortized to cost of home and land closings	(11,347)	(9,345)
Capitalized interest, end of period	$64,126	$56,843

	March 31, 2016	December 31, 2015
Notes payable and other borrowings	$1,119,393	$1,117,040
Stockholders' equity	1,284,309	1,258,937
Total capital	2,403,702	2,375,977
Debt-to-capital	46.6%	47.0%
Notes payable and other borrowings	$1,119,393	$1,117,040
Less: cash and cash equivalents	(172,175)	(262,208)
Net debt	947,218	854,832
Stockholders’ equity	1,284,309	1,258,937
Total net capital	$2,231,527	$2,113,769
Net debt-to-capital	42.4%	40.4%

Meritage Homes Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(In thousands) (unaudited)

	Three Months Ended March 31,
	2016	2015
Cash flows from operating activities:
Net earnings	$20,969	$16,400
Adjustments to reconcile net earnings to net cash used in operating activities:
Depreciation and amortization	3,402	3,211
Stock-based compensation	4,758	4,630
Excess income tax provision/(benefit) from stock-based awards	516	(1,935)
Equity in earnings from unconsolidated entities	(2,635)	(2,421)
Distribution of earnings from unconsolidated entities	3,477	3,035
Other	1,048	(490)
Changes in assets and liabilities:
Increase in real estate	(116,035)	(58,906)
(Increase)/decrease in deposits on real estate under option or contract	(4,046)	3,767
Increase in receivables, prepaids and other assets	(168)	(5,695)
Increase/(decrease) in accounts payable and accrued liabilities	455	(3,179)
Increase in home sale deposits	6,442	3,392
Net cash used in operating activities	(81,817)	(38,191)
Cash flows from investing activities:
Investments in unconsolidated entities	(63)	(104)
Purchases of property and equipment	(3,940)	(4,589)
Proceeds from sales of property and equipment	35	44
Maturities of investments and securities	645	—
Payments to purchase investments and securities	(645)	—
Net cash used in investing activities	(3,968)	(4,649)
Cash flows from financing activities:
Proceeds from Credit Facility, net	—	27,000
Repayment of loans payable and other borrowings	(3,893)	(3,017)
Excess income tax (provision)/benefit from stock-based awards	(516)	1,935
Proceeds from stock option exercises	161	2,834
Net cash (used in)/provided by financing activities	(4,248)	28,752
Net decrease in cash and cash equivalents	(90,033)	(14,088)
Beginning cash and cash equivalents	262,208	103,333
Ending cash and cash equivalents	$172,175	$89,245

Meritage Homes Corporation and Subsidiaries
Operating Data
(Dollars in thousands) (unaudited)

	Three Months Ended
	March 31, 2016		March 31, 2015
	Homes	Value	Homes	Value
Homes Closed:
Arizona	217	$74,999	186	$62,601
California	207	120,720	153	86,423
Colorado	138	65,327	128	57,854
West Region	562	261,046	467	206,878
Texas	465	159,971	440	152,587
Central Region	465	159,971	440	152,587
Florida	156	63,322	177	72,831
Georgia	65	22,014	52	15,458
North Carolina	118	50,377	89	34,975
South Carolina	67	21,171	76	24,560
Tennessee	55	17,716	34	9,984
East Region	461	174,600	428	157,808
Total	1,488	$595,617	1,335	$517,273
Homes Ordered:
Arizona	259	$90,180	288	$90,591
California	270	151,012	310	178,097
Colorado	169	86,626	189	85,407
West Region	698	327,818	787	354,095
Texas	591	216,065	557	185,132
Central Region	591	216,065	557	185,132
Florida	227	92,594	248	108,857
Georgia	105	35,195	77	24,218
North Carolina	189	77,081	148	61,625
South Carolina	107	34,221	96	29,528
Tennessee	70	21,626	66	19,357
East Region	698	260,717	635	243,585
Total	1,987	$804,600	1,979	$782,812

Order Backlog:
Arizona	359	$133,087	294	$94,208
California	352	214,438	369	215,637
Colorado	363	183,450	329	149,186
West Region	1,074	530,975	992	459,031
Texas	1,068	406,288	975	341,586
Central Region	1,068	406,288	975	341,586
Florida	358	147,278	308	138,596
Georgia	135	46,607	78	25,344
North Carolina	331	138,182	244	94,818
South Carolina	128	43,161	90	31,088
Tennessee	97	34,173	71	21,528
East Region	1,049	409,401	791	311,374
Total	3,191	$1,346,664	2,758	$1,111,991

Meritage Homes Corporation and Subsidiaries
Operating Data
(unaudited)

	Three Months Ended
	March 31, 2016		March 31, 2015
	Ending	Average	Ending	Average
Active Communities:
Arizona	42	41.5	44	42.5
California	24	24.0	21	22.5
Colorado	14	15.0	16	16.5
West Region	80	80.5	81	81.5
Texas	70	71.0	61	60.0
Central Region	70	71.0	61	60.0
Florida	26	27.0	26	27.5
Georgia	18	17.5	13	13.0
North Carolina	24	25.0	23	22.0
South Carolina	16	17.0	20	20.0
Tennessee	9	9.0	5	5.0
East Region	93	95.5	87	87.5
Total	243	247.0	229	229.0

About Meritage Homes Corporation
Meritage Homes is the seventh-largest public homebuilder in the United States, based on homes closed in 2015. Meritage builds and sells single-family homes for first-time, move-up, luxury and active adult buyers across the Western, Southern and Southeastern United States. Meritage builds in markets including: Sacramento, San Francisco Bay area, southern coastal and Inland Empire markets in California; Houston, Dallas-Ft. Worth, Austin and San Antonio, Texas; Phoenix/Scottsdale, Green Valley and Tucson, Arizona; Denver and Fort Collins, Colorado; Orlando, Tampa and southern Florida; Raleigh and Charlotte, North Carolina; Greenville-Spartanburg and York County, South Carolina; Nashville, Tennessee and Atlanta, Georgia.
Meritage has designed and built more than 90,000 homes in its 30-year history, and has a reputation for its distinctive style, quality construction, and positive customer experience. Meritage is the industry leader in energy-efficient homebuilding and has received the U.S. Environmental Protection Agency's ENERGY STAR Partner of the Year for Sustained Excellence Award in each of the last four years, for innovation and industry leadership in energy efficient homebuilding.
For more information, visit investors.meritagehomes.com.
This press release and the accompanying comments during our analyst call contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include management's expectations with respect to future revenue and earnings growth, projected home closings and home closing revenue for the year 2016, and the Company’s strategy to develop communities with higher densities, lower price points and similar net margins.
Such statements are based upon the current beliefs and expectations of Company management, and current market conditions, which are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. The Company makes no commitment, and disclaims any duty, to update or revise any forward-looking statements to reflect future events or changes in these expectations. Meritage's business is subject to a number of risks and uncertainties. As a result of those risks and uncertainties, the Company's stock and note prices may fluctuate dramatically. These risks and uncertainties include, but are not limited to, the following: the availability of finished lots and undeveloped land; interest rates and changes in the availability and pricing of residential mortgages; fluctuations in the availability and cost of labor; changes in tax laws that adversely impact us or our homebuyers; reversal of the current economic recovery; the ability of our potential buyers to sell their existing homes; cancellation rates; inflation in the cost of materials used to develop communities and construct homes; the adverse effect of slower order absorption rates; impairments of our real estate inventory; a change to the feasibility of projects under option or contract that could result in the write-down or write-off of option deposits; our potential exposure to natural disasters or severe weather conditions; competition; construction defect and home warranty claims; failures in health and safety performance; our success in prevailing on contested tax positions; our ability to obtain performance bonds in connection with our development work; the loss of key personnel; or our failure to comply with, laws and regulations; limitations of our geographic diversification; fluctuations in quarterly operating results; our level of indebtedness; our ability to obtain financing due to a downgrade of our credit ratings; our ability to successfully integrate acquired companies and achieve anticipated benefits from these acquisitions; our compliance with government regulations and the effect of legislative or other initiatives that seek to restrain growth of new housing construction or similar measures; legislation relating to energy and climate change; the replication of our "Green" technologies by our competitors; our exposure to information technology failures and security breaches; and other factors identified in documents filed by the Company with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2015 and subsequent quarterly reports on Forms 10-Q under the caption "Risk Factors," which can be found on our website.